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                                  EXHIBIT 23


                        SCB Computer Technology, Inc.

                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-1590) pertaining to the SCB Computer Technology, Inc. 1995 Stock Incentive Plan and in the Registration Statement (Form S-3 No. 333-22869) of SCB Computer Technology, Inc., and the related Prospectus, of our report dated June 9, 1997, (except for Note 12, as to which the date is June 30, 1997), with respect to the consolidated financial statements of SCB Computer Technology, Inc., included in the Annual Report Form 10-K for the year ended April 30, 1997.


                                                        /s/ Ernst & Young LLP

Memphis Tennessee
July 25, 1997